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EXHIBIT 5.1

One Rockefeller Plaza New York, N.Y. 10020 T (212) 218-2990 F (212) 218-2999	July 16, 2001
Matthieu Ph. Van Sint Truiden
T (212) 218-2990	To:
F (212) 218-2970 st@nauta-ny.com st@nautadutilh.com	Metron Technology N.V. Kabelstraat 19 1322 AD Almere The Netherlands

Ladies and Gentlemen:

Metron Technology N.V.

    This letter is rendered to you in connection with the Registration Statement on Form S-3 dated July 16, 2001 (the "Registration Statement"), of which a copy is attached to this letter, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offering by certain shareholders of Metron Technology N.V., a public limited liability company, incorporated, organized and existing under Netherlands Law (as defined below) (the "Company") of 475,000 common shares with a par value of NLG 0.96 each (the "Shares").

    The opinions and statements expressed herein are limited in all respects to and governed by the laws of (i) the Kingdom of the Netherlands, excluding Aruba and the Netherlands Antilles ("The Netherlands") with general applicability, and (ii) the European Community and the European Union insofar as they are directly applicable in The Netherlands, as they stand at the date hereof and as they are currently interpreted under (non-on-line) published case law of the courts of The Netherlands (the "Netherlands Courts", or, singular, a "Netherlands Court") and the European Courts of Justice, as the case may be (collectively: "Netherlands Law").

    We do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organization, except as set forth in the previous sentence and except insofar as such rules are directly applicable in The Netherlands, nor do we express any opinion on any tax laws.

    In this letter, Netherlands legal concepts are expressed in English terms and not in their original Netherlands terms. The concepts concerned may not be identical to the concepts described by the same English terms, as they exist under the laws of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described thereby.

    This letter may only be relied upon on the condition that it and its contents are governed by, and shall be construed and have effect in accordance with, Netherlands Law and any issues of interpretation or liability thereunder can only be submitted to the exclusive jurisdiction of the Netherlands Courts.

    In rendering the opinions expressed herein, we have relied upon statements or certificates of public officials and the following documents:

  (i)
  an on-line extract relating to the Company from the Flevoland Chamber of Commerce Commercial Register dated on the date hereof;

  (ii)
  a true copy ("afschrift") of the notarial deed of conversion and amendment of the Company, executed before Mr. F.W. Oldenburg, civil law notary ("notaris") in Amsterdam, The Netherlands, dated November 17, 1999, whereby the Company was converted from a "besloten vennootschap met beperkte aansprakelijkheid" (private limited liability company) to a

    "naamloze vennootschap" (public limited liability company) and whereby the articles of association of the Company (the "Articles of Association") were simultaneously amended;

  (iii)
  a copy of the Registration Statement; and

  (iv)
  a copy of the resolution of the supervisory board ("raad van commissarissen") of the Company, dated October 17, 2000, in which it was resolved to issue the Shares.

    In rendering the opinions and statements expressed herein, we have assumed that:

  (a)
  all documents submitted to us and reviewed by us as originals are complete and authentic and the signatures thereon genuine, and all documents submitted to us and reviewed by us as drafts of documents or as facsimile or photocopy are in conformity with the executed originals and such originals are complete and authentic and the signatures thereon genuine;

  (b)
  the Company has not been dissolved ("ontbonden"), has not ceased to exist pursuant to a merger as referred to in Article 2:309 et seq. of the Netherlands Civil Code (the "NCC") or a de-merger as referred to in Article 2:334a et seq. of the NCC, granted (preliminary) suspension of payments ("(voorlopige) surséance van betaling verleend"), declared bankrupt ("failliet verklaard") or had its assets placed under administration ("onder bewind gesteld") as referred to in Article 2:22 of the NCC;

  (c)
  any document purporting to have been signed by any person other than by or on behalf of the Company is within the power of and is or will be duly authorized by and signed on behalf of and constitute or will constitute the legal, valid and binding obligations, enforceable in accordance with its terms, of such person;

  (d)
  at the time of issuance of the Shares the amounts due as a result of the obligation to pay-up the Shares in full ("volstortingsverplichting") were received by the Company; and

  (e)
  no foreign laws affect any of the opinions expressed herein.

    Based upon and subject to the foregoing and subject to the qualifications listed below and to any factual matters, documents or events not disclosed to us in the course of our examination referred to above, we express the following opinion:

    The Shares are validly issued, fully paid-up ("volgestort") and non-assessable.

    The opinion expressed above is limited by any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws with general applicability now or hereafter in effect, relating to or affecting the enforcement or the protection of rights of creditors in general.

    No undertaking or obligation is assumed on our part to revise, update or amend this letter in connection with or to notify or inform you of any developments and/or changes under Netherlands Law subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

    This letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein. Nothing in this letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Resolutions or any other document examined in connection with this opinion except as expressly confirmed herein.

    This letter and its contents speak as of the date hereof. It is addressed solely to you. It may not be relied upon in any manner by any person other than you and your successors and permitted assigns and, without our prior written consent, its contents may not be quoted, otherwise included, summarized or referred to in any publication or document or disclosed to any party, in whole or in part, for any purpose whatsoever, except to such successors and permitted assigns (including any potential assignees). We consent to the use of this letter as Exhibit 5.1 of the Registration Statement. In giving such consent, we do not admit belonging to the category of persons whose consent is required under Section 7 of the

Securities Act of 1933, as amended, or the Rules or Regulations of the US Securities and Exchange Commission issued thereunder.

Sincerely yours,

/s/ NautaDutilh

NautaDutilh

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  EXHIBIT 5.1